Exhibit 10.10

EXECUTION VERSION

Confidential Treatment Requested by General Motors Company Pursuant to the Freedom of Information Act

In accordance with Item 601(b)(2) of Regulation S-K the certain schedules listed at the end of this document have been omitted. A copy of such schedules will be provided to the Securities and Exchange Commission upon request.

INVESTMENT COMMITMENT AGREEMENT

This INVESTMENT COMMITMENT AGREEMENT (this “Agreement”) is made as of July 26, 2009 by and among Silver Point Capital Fund, L.P., a Delaware limited partnership, Silver Point Capital Offshore Fund, Ltd., a Cayman Islands exempt company (together, “Silver Point”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott” and along with Silver Point, the “Investors”), DIP Holdco 3, LLC, a Delaware limited liability company (the “Company”), and General Motors Company, a Delaware corporation (“GM” or the “Purchaser”). Each of the Investors, the Company and the Purchaser is a “Party” and collectively they are the “Parties” to this Agreement. Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1.

WHEREAS, the Required Lenders (including the Investors) under that certain Amended and Restated Revolving Credit, Term and Guaranty Agreement, dated as of May 9, 2008, as amended and otherwise modified through the date hereof (the “DIP Agreement”), have directed the Administrative Agent under the DIP Agreement to make a credit bid for certain assets of Delphi pursuant to which the Company would receive such assets;

WHEREAS, upon the terms and conditions stated in this Agreement, (i) the Purchaser desires to purchase from the Company the number of Class A membership interests (the “Class A Securities”) set forth beside the Purchaser’s name in Schedule I attached hereto of the Company for the aggregate amount set forth opposite the Purchaser’s name in Schedule I and (ii) each of the Investors desires to purchase from the Company the number of Class B membership interests (the “Class B Securities”) set forth opposite such Investor’s name in Schedule I attached hereto of the Company for the aggregate amount set forth opposite such Investor’s name in Schedule I;

WHEREAS, pursuant to the Assignment Agreement, the Investors will offer to assign rights hereunder to the Tranche C Lenders in accordance with the terms thereof and hereof;

WHEREAS, the Purchaser, the Investors and the Company are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act (as defined below); and

WHEREAS, the Investors and GM desire to provide the Company with financing for general corporate and working capital needs and to make certain payments contemplated by the Assignment Agreement.

1. Definitions. As used herein, the following terms shall have the following meanings:

“Access Agreement” has the meaning ascribed thereto in the Master Disposition Agreement.

“Accommodation Agreement” means the Accommodation Agreement by and among Delphi, the guarantors party thereto, the lenders thereunder and JPMorgan Chase Bank, N.A. as administrative agent, dated as of December 12, 2008, as amended through the date hereof.

“Administrative Agent” has the meaning ascribed thereto in the DIP Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” has the meaning ascribed thereto in the Master Disposition Agreement.

“Ancillary Documents” means the Master Disposition Agreement, the Senior Loan Documents, the Note Documents, the Buyer Transition Services Agreement, the Supply Agreement, the Commercial Agreement, the Access Agreement, the Operating Agreement, and the Ancillary Agreements.

“Assignment Agreement” means the Assignment Agreement dated as of the date hereof by and among GM Components Holdings, LLC, the Company and JPMorgan Chase Bank, N.A.

“Bankruptcy Cases” has the meaning ascribed thereto in the Master Disposition Agreement.

“Bankruptcy Court” has the meaning ascribed thereto in the Master Disposition Agreement.

“Borrowing Base Cash Collateral Account” has the meaning ascribed thereto in the Accommodation Agreement.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York.

“Buyer Transition Services Agreement” has the meaning ascribed thereto in the Master Disposition Agreement.

“Class A Securities” has the meaning ascribed to it in the recitals.

“Class B Securities” has the meaning ascribed to it in the recitals.

“Commercial Agreement” has the meaning ascribed thereto in the Master Disposition Agreement.

“Delphi” means Delphi Corporation, a Delaware corporation.

“DIP Agreement” has the meaning ascribed to it in the recitals.

“GM Business” has the meaning ascribed thereto in the Master Disposition Agreement.

“Governmental Order” means, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

“Governmental Authority” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic (federal, state or local) or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations and any similar state acts.

“Incremental Borrowing Base Cash Collateral Account” has the meaning ascribed thereto in the Accommodation Agreement.

“Liquidity Support Agreement” means that certain Amended and Restated GM-Delphi Agreement by and among the Purchaser, Delphi and the guarantors party thereto, dated as of June 1, 2009, as amended.

“Master Disposition Agreement” means that certain Master Disposition Agreement, dated as of the date hereof, by and among GM Components Holdings, LLC, the Company, Delphi and the other sellers and buyers party thereto.

“Note Documents” means that certain Note Purchase Agreement among the Company, the Investors and the other note purchasers party thereto to be executed at or prior to the Closing, substantially in the form attached to this Agreement as Exhibit C.

“Notes” means those certain subordinated unsecured notes to be issued by the Company in accordance with the provisions of the Note Documents.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, in the form attached to this Agreement as Exhibit A.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchased Securities” means the number of Class A Securities and Class B Securities set forth on Schedule I.

“Required Investors” means Elliott and Silver Point and their Affiliate assignees.

“Required Lenders” has the meaning ascribed thereto in the DIP Agreement.

“Restricted Securities” means (i) the Purchased Securities issued hereunder, (ii) any securities issued with respect to the Purchased Securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of stock, recapitalization, merger, conversion, consolidation or other reorganization and (iii) any securities issued pursuant to an exchange of such Purchased Securities. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposal of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act without any volume or manner of sale limitations or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 13 have been delivered by the Company. If certificated, whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 13.

“SEC” has the meaning ascribed thereto in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Loan Documents” means that certain Credit Agreement among the Company, the Purchaser, the Investors, the other lenders party thereto and [                    ] as administrative agent to be executed at or prior to the Closing, substantially in the form attached to this Agreement as Exhibit B.

“Supply Agreement” has the meaning ascribed thereto in the Master Disposition Agreement.

“Tranche C Lenders” has the meaning ascribed thereto in the DIP Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

2. Authorization and Closing.

(a) Authorization of the Purchased Securities. The Company has authorized the issuance and sale to the Purchaser of the Class A Securities and to the Investors of the Class B Securities to be sold hereunder, in each case having the rights and preferences set forth in the Operating Agreement.

(b) Purchase and Sale of the Purchased Securities. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below):

(i) the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the number of Class A Securities set forth on Schedule I hereto across from the name of the Purchaser for an aggregate purchase price equal to $1.75 billion, subject to adjustment as provided in Section 12 (the “Class A Purchase Price”); and

(ii) the Company shall issue and sell to each Investor and each Investor shall purchase from the Company, severally and not jointly, (x) the number of Class B Securities set forth on Schedule I hereto across from the name of such Investor for an aggregate purchase price equal to $354.5 million (the “Class B Purchase Price”).

(c) Loan Documents. Upon the terms and subject to the conditions set forth herein, at the Closing:

(i) the Purchaser hereby commits to provide to the Company a senior secured first lien credit facility under which the Purchaser agrees to make loans to the Company in an aggregate principal amount of $500 million upon the terms and conditions outlined in the Senior Loan Documents, and to enter into such Senior Loan Documents;

(ii) the Investors hereby commit, severally but not jointly, to provide to the Company a senior secured first lien credit facility under which the Investors agree to make loans to the Company in an aggregate principal amount set forth on Schedule I hereto across from the name of such Investor upon the terms and conditions outlined in the Senior Loan Documents, and to enter into such Senior Loan Documents; and

(iii) the Investors hereby commit, severally but not jointly, to purchase from the Company the aggregate principal amount of Notes set forth on Schedule I hereto across from the name of such Investor upon the terms and conditions outlined in the Note Documents, and to enter into such Note Documents.

(d) The Closing. The closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036 (or at such other place as the Parties may designate in writing) concurrently with the closing of the transactions contemplated by the Master Disposition Agreement, or at such other place or such other time or date as the Parties may designate (the “Closing Date”).

(e) Purchaser Closing Deliveries. At or prior to the Closing, the Purchaser will deliver:

(i) In exchange for the membership interests representing the Purchased Securities being purchased by the Purchaser pursuant to Section 2(b), by wire transfer of immediately available funds to an account designated by the Company no later than two Business Days prior to the Closing Date, an amount equal to the Class A Purchase Price;

(ii) a copy of the Operating Agreement, duly executed by the Purchaser;

(iii) an officer’s certificate of the Purchaser to the effect that each of the conditions specified in Sections 11(iii) and (v) has been satisfied by the Purchaser;

(iv) a copy of the Buyer Transition Services Agreement, duly executed by the Purchaser; and

(v) copies of the Senior Loan Documents, duly executed by the Purchaser.

(f) Investors Closing Deliveries. At or prior to the Closing, each of the Investors will deliver:

(i) In exchange for the membership interests representing the Class B Securities being purchased by such Investor pursuant to Section 2(b), by wire transfer of immediately available funds to an account designated by the Company no later than two Business Days prior to the Closing Date, an amount equal to the portion of the Class B Purchase Price payable with respect to the Class B Securities being purchased by such Investor as set forth on Schedule I hereto;

(ii) a copy of the Operating Agreement, duly executed by such Investor;

(iii) an officer’s certificate from each of the Investors to the effect that each of the conditions specified in Sections 9(iii) and (iv) relating to such Investor have been satisfied by each Investor; and

(iv) to the extent such Investor is a party thereto, copies of the Senior Loan Documents and Note Documents, duly executed by such Investor.

(g) Company Closing Deliveries. At or prior to the Closing, the Company will deliver to the Purchaser and the Investors:

(i) a copy of the Operating Agreement, duly executed by the Company;

(ii) an officer’s certificate of the Company to the effect that each of the conditions specified in Sections 9(iii) and (iv) relating to the Company have been satisfied by the Company;

(iii) a certificate of the secretary of the Company and each of its subsidiaries (i) attaching the applicable entity’s organizational documents and corporate authorizations and certifying that such documents are true, correct and complete and (ii) certifying as to the qualification and election of the applicable entity’s officers and the authenticity of officer signatures;

(iv) good standing certificates for the Company and each of its subsidiaries;

(v) a copy of the Buyer Transition Services Agreement, duly executed by the Company and its subsidiaries, as applicable; and

(vi) copies of the Senior Loan Documents and Note Documents duly executed by the Company and any subsidiary of the Company party thereto.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser and the Investors that:

(a) Organization and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Company and its subsidiaries have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents to which each is a party.

(b) Authorization; No Breach. The execution, delivery and performance of this Agreement and the Ancillary Documents to which each is a party by the Company and any of its subsidiaries party thereto have been duly authorized by the Company and its subsidiaries. Each of this Agreement and the Ancillary Documents to which the Company and any of its subsidiaries is a party constitute valid and binding obligations of the Company and its subsidiaries, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies. The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company or any of its subsidiaries is a party, the offering, sale and issuance by the Company of the Purchased Securities hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and its subsidiaries, do not and shall not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than obtaining requisite Bankruptcy Court, HSR Act or other approvals contemplated by the Master Disposition Agreement) pursuant to, (i) the organizational documents of the Company or its subsidiaries, as applicable, (ii) any law, statute, rule or regulation to which the Company or its subsidiaries is subject, or (iii) any agreement, instrument, order, judgment or decree to which the Company or its subsidiaries is subject prior to the closing of the Transactions, except, in the case of subclauses (ii) and (iii) above, for any conflict, result, default, right or other requirement that could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

(c) Capitalization and Related Matters. (i) Schedule II sets forth the outstanding membership interests of the Company immediately following the Closing. Immediately following the consummation of the transactions contemplated hereby, the Company shall have no outstanding membership interests or securities convertible or exchangeable for membership interests or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its membership interests or any securities convertible into or exchangeable for its membership interests or any equity appreciation rights or phantom equity plans, except as set forth on Schedule II. Immediately following the consummation of the transactions contemplated hereby and by the Ancillary Documents, all of the outstanding Purchased Securities of the Company shall be validly issued and fully paid.

(ii) As of the date hereof, the Company has no subsidiaries. Subject to the Purchaser’s consent not to be unreasonably withheld and, if applicable, subject to Section 8(a), the Company may form subsidiaries on or prior to the closing of the transactions contemplated by the Master Disposition Agreement. Subject to Section 8, all of the authorized, issued and outstanding equity securities of each such subsidiary are and shall be owned by the Company.

(iii) The Company has not conducted any business prior to the date hereof and has no, and prior to the Closing Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement (including any interests in any subsidiary) and the transactions contemplated by the Ancillary Documents.

(d) Other Matters. (i) There are no statutory or contractual securityholders preemptive rights or rights of refusal to which the Company is a party other than pursuant to the Operating Agreement.

(ii) If the representations and warranties of the Purchaser and the Investors set forth in Section 5 are accurate, the offer, sale and issuance of the Purchased Securities is exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable state securities laws.

4. Covenants of the Company and its Subsidiaries.

(a) The Company shall, and shall cause each of its subsidiaries to, (i) execute and deliver in accordance with Section 2(g) any Ancillary Documents to which it is a party and such other documents, certificates, agreements and other writings and (ii) take such other actions, in each case, as may be necessary or reasonably requested by the Purchaser or the Investors in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

(b) Upon the terms and subject to the conditions of this Agreement, the Company will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions, including using commercially reasonable efforts to cause all conditions precedent hereunder to be satisfied.

(c) The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the Transactions in accordance with its agreements under Section 9.13 of the Master Disposition Agreement.

(d) Prior to Closing, the Company agrees to actively assist the Investors in achieving a timely syndication of their commitments contemplated by Section 14(f) that is mutually satisfactory to the Investors and the Company at the expense of the Investors. Such assistance shall include, (i) direct contact between senior management and advisors of the Company and the Additional Lenders (as defined in Section 14(f)) who the Investors wish to syndicate to, (ii) hosting, with the Investors, of one or more meetings of Additional Lenders, (iii) providing to the Investors all financial and other information relating to you and your subsidiaries reasonably deemed necessary by them and (iv) assistance in the preparation of materials to be used in connection with the syndication.

(e) In connection with all aspects of each transaction contemplated by this Agreement, the Company acknowledges and agrees, and with the Company’s subsidiaries’ understanding, that (i) each transaction contemplated by this Agreement is an arms’-length commercial transaction, (ii) in connection with each such transaction and the process leading thereto each of the Investors will act solely as principal and not as agent nor as fiduciary of the Company, or its stockholders, Affiliates, creditors, employees or any other party, (iii) none of the Investors will assume an advisory or fiduciary responsibility in favor of the Company or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading hereto and none of the Investors will have any obligation to the Company or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein or as otherwise expressly agreed in writing, (iv) the Investors may be engaged in a broad range of transactions that involve interests that differ from the Company and its Affiliates, and (v) none of the Investors has provided nor will provide any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Investors with respect to any breach or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4(e) shall be deemed to be a waiver of any duties (including fiduciary duties) or obligations of the Investors under the Operating Agreement when effective.

(f)

(i) The Company agrees to indemnify and hold harmless the Investors and their respective Affiliates, related funds and controlling persons and the respective officers, directors, employees, agents, attorneys, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to the execution, delivery, negotiation or consummation of the transactions contemplated by this Agreement, the Operating Agreement, the Note Purchase Agreement, the Senior Loan Documents or any related transaction (each, an “Action”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, provided that the indemnification provided in this Section 4(f)(i) shall not apply to any claim brought by the Purchaser or the Company against the Investors for (i) a breach by the Investors of their respective obligations contained in this Agreement to the extent not assigned in accordance with Section 14(f)(ii) or (ii) breaches by the Investors following the Closing under the Operating Agreement or the Senior Loan Documents, provided, however, that nothing contained herein shall limit the indemnification rights accorded to the Indemnified Persons under the Operating Agreement or the Senior Loan Documents.

(ii) No Party hereto shall be liable to any other Party hereto or any of its subsidiaries, Affiliates and related funds on any theory of liability for any special, indirect, consequential, punitive or exemplary damages in connection with or arising from this Agreement, the Financings (as defined herein), the use of the proceeds therefrom or any related transaction (provided that such limitation shall not limit a Party’s right to recover contract damages in connection with a Party’s failure to close in violation of or other breach of this Agreement).

To the extent that any indemnity is paid pursuant to Section (f)(i) above, or the Company suffers any losses, damages, liabilities or expenses arising out of or in connection with any claim, litigation, investigation or proceeding relating to the syndication of the Financings contemplated by Section 14(f)(ii) (each, a “Company Claim”), such amounts shall be withheld pursuant to Section 5.7 of the Operating Agreement from amounts otherwise payable to the holders of Class B Securities pursuant to Section 5.1 of the Operating Agreement.

The Investors shall have the right to control, defend and/or settle any Action or Company Claim and shall have the right to employ their own counsel in connection therewith; provided that, the Investors agree that, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, neither the Investors nor any of their respective Affiliates or subsidiaries will settle, compromise or consent to the entry of a judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Person is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release in form and substance reasonably satisfactory to the Company from all liability arising out of such claim, action or proceeding.

(g) At, or promptly following the Closing, if requested by the Purchaser, the Company agrees to pay to Parnassus Holdings II, LLC an amount equal to $15 million in cash by wire transfer of immediately available funds.

5. Investment Representations. Each of the Investors, severally and not jointly, and the Purchaser hereby represents and warrants that:

(a) Subject to any assignment of its rights and obligations hereunder, such Party is acquiring the Purchased Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(b) Such Party understands that the Purchased Securities will not be registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

(c) Such Party is an “accredited investor”, as defined under Rule 501(a) promulgated under the Securities Act.

(d) Such Party is an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

(e) Such Party has all requisite power and authority to execute and deliver this Agreement and any Ancillary Document to which it is a party and the transactions contemplated hereby and thereby.

(f) Such Party has taken all action as and in the manner required by law, its governing documents or otherwise to authorize the execution, delivery and performance of this Agreement and any Ancillary Document to which it is a party and the transactions contemplated hereby and thereby.

(g) The execution and delivery of this Agreement and the other Ancillary Documents to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or government body (other than obtaining requisite Bankruptcy Court, HSR Act or other approvals contemplated by the Master Disposition Agreement) pursuant to (i) any provisions of the organizational documents of such Party, (ii) any material terms of any material contract or commitment of any kind or character to which such Party is a party or by which it or its property may be bound, or (iii) any law, regulation, rule, judgment or order applicable to such Party or its property except, in the case of subclauses (ii) and (iii) above, for any conflict, result, default, right or other requirement that could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

(h) This Agreement and the other Ancillary Documents to which the Purchaser or any Investors is a party each constitutes or, when executed shall constitute, the valid and binding obligation of such Party, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies.

(i) Such Party has not employed any finder, broker, agent or other intermediary in connection with the origin, negotiation, execution or performance of this Agreement or the purchase of the Purchased Securities hereunder for which the Company would be liable.

6. Covenants of the Purchaser.

(a) The Purchaser shall (i) execute and deliver in accordance with Section 2(e) the Ancillary Documents to which it is a party and such other documents, certificates, agreements and other writings and (ii) take such other actions, in each case, as may be necessary or reasonably requested by the Company in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

(b) Upon the terms and subject to the conditions of this Agreement, the Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions, including using commercially reasonable efforts to cause all conditions precedent hereunder to be satisfied.

(c) The Purchaser shall use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons, if any, required in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party in accordance with its agreements under Section 9.13 of the Master Disposition Agreement.

7. Covenants of the Investors. Each of the Investors hereby agrees as follows:

(a) Such Investor shall (i) execute and deliver in accordance with Section 2(f) the Ancillary Documents to which it is a party and such other documents, certificates, agreements and other writings and (ii) take such other actions, in each case, as may be necessary or reasonably requested by the Company in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

(b) Upon the terms and subject to the conditions of this Agreement, such Investor will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions, including using commercially reasonable efforts to cause all conditions precedent hereunder to be satisfied.

(c) Such Investor shall use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons, if any, required in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party consistent with the agreements under Section 9.13 of the Master Disposition Agreement.

8. Covenants of the Purchaser and each of the Investors.

(a) The Purchaser and the Investors agree as soon as practicable following execution of the Agreement to meaningfully consult with each other and work in good faith using commercially reasonable efforts to determine an organizational structure for the Company as may be mutually agreed, including substituting for the Company a limited liability company or companies, or similar vehicle or vehicles, organized in foreign jurisdiction (an “Alternative Vehicle”) reasonably acceptable to the parties. Unless the Purchaser and Investors otherwise agree (i) the Alternative Vehicle will be an entity formed under the laws of Luxembourg substituted for the Company and treated as a partnership for U.S. federal income tax purposes (without limits on publicly traded partnership status) and (ii) a U.S. entity treated as an association taxable as a corporation for U.S. purposes shall be owned by the Alternative Vehicle for the purpose of holding the U.S. portion of the Company Business, and a non-U.S. entity treated as an association taxable as a corporation for U.S. purposes shall be owned by the Alternative Vehicle for the purpose of holding the non-U.S. portion of the Company Business. The parties agree to negotiate in good faith the governing and capitalization documents for the Alternative Vehicle reflecting the terms set forth in the Operating Agreement to the greatest extent possible taking into account the entity type and jurisdiction of such Company, but in no event shall such governing and capitalization documents deviate from the terms of the Operating Agreement in a manner that could be adverse to the Investors or to the Purchaser, and such documents shall be substituted in place of the Operating Agreement.

(b) In order to facilitate an expeditious Closing, the Purchaser and the Company agree to cooperate and use as much of the work as possible that has been completed by the Purchaser and Delphi prior to the date hereof with respect to transitioning the GM Business to the Purchaser.

(c) The Purchaser and each of the Investors agree to cooperate and meaningfully consult with each other as to the structure of a 90 day restructuring team for the Company and shall designate the members thereof subject to the Purchaser’s prior approval.

(d) The Purchaser and each of the Investors agree to amend the Operating Agreement prior to or at the time of Closing in order to admit the Pension Benefit Guaranty Corporation (the “PBGC”) or its designee as a non-voting member of the Company with an economic interest in such amount as agreed by the Purchaser and the PBGC in the Waiver and Release Agreement, by and among General Motors Company, Motors Liquidation Company and the Pension Benefit Guaranty Corporation (the “PBGC Interest”). The PBGC Interest will be issued to the Purchaser or the PBGC (at the direction of the Purchaser) for no additional consideration (it being acknowledged that the Class A Purchase Price shall not be changed as a result thereof and that the rights to distributions for the Class B Securities contained in the Operating Agreement shall not be impacted by such amendment). The PBGC Interest shall have no voting rights other than the right to consent to any amendments to the Operating Agreement that may disproportionately impact the PBGC in its capacity as an equity owner as compared to any other Member and other rights agreed to by the Purchaser and Investors, in each case in their sole discretion.

9. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Class A Securities at the Closing and the other obligations of the Purchaser hereunder required to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Purchaser) as of the Closing Date of the following conditions:

(i) The Master Disposition Agreement shall be in full force and effect and all conditions to the obligations of the Company under the Master Disposition Agreement (other than Section 10.4.6 thereof) shall have been satisfied or, with the consent of the Purchaser, waived pursuant to the terms thereof, and the acquisition contemplated by the Master Disposition Agreement shall be consummated concurrently with the Closing.

(ii) The Purchaser shall have received the closing deliveries described in Section 2(f) (other than Section 2(f)(i)) and Section 2(g) hereof and each agreement included therein is in full force and effect.

(iii) The representations and warranties of the Company and the Investors contained in this Agreement shall have been true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar qualifications) when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct does not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on the Company’s or the Investor’s, as applicable, ability to consummate the transactions contemplated by this Agreement.

(iv) The Company, its subsidiaries and the Investors shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company, its subsidiaries and the Investors by the Closing Date.

(v) There shall not be in effect any Governmental Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(vi) Any applicable waiting period under the HSR Act shall have expired or have been terminated and the Purchaser, each of the Investors and the Company shall have obtained all necessary consents, waivers, authorizations and approvals of all Governmental Authorities required in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the Transactions.

(vii) The Investors shall be ready, willing and able to purchase the Class B Securities and Notes and to perform their obligations pursuant to the terms of the Senior Loan Documents, as applicable, concurrently with the purchase of the Class A Securities by the Purchaser.

10. Conditions to the Obligations of the Investors. The obligation of each of the Investors to purchase and pay for the Class B Securities at the Closing and the other obligations of each of the Investors hereunder required to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Required Investors) as of the Closing Date of the following conditions:

(i) The Master Disposition Agreement shall be in full force and effect and all conditions to the obligations of the Company under the Master Disposition Agreement shall have been satisfied or shall be satisfied concurrently with the Closing or, with the consent of the Company, waived pursuant to the terms therein, and the acquisition contemplated by the Master Disposition Agreement shall be consummated concurrently with the Closing.

(ii) The Investors shall have received, as applicable, the closing deliveries described in Section 2(e) (other than Section 2(e)(i)) hereof and each agreement included therein is in full force and effect.

(iii) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar qualifications) when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(iv) The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser by the Closing Date.

(v) There shall not be in effect any Governmental Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(vi) Any applicable waiting period under the HSR Act shall have expired or have been terminated and the Purchaser, each of the Investors and the Company shall have obtained all necessary consents, waivers, authorizations and approvals of all Governmental Authorities required in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the Transactions.

(vii) The Purchaser shall be ready, willing and able to purchase the Class A Securities and perform its obligations pursuant to the terms of the Senior Loan Documents, concurrently with the purchase of the Class B Securities by the Investors.

11. Conditions to the Obligations of the Company. The obligation of the Company to sell the Purchased Securities and the other obligations of the Company and its subsidiaries hereunder required to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:

(i) The Master Disposition Agreement shall be in full force and effect and all conditions to the obligations of the Company under the Master Disposition Agreement shall have been satisfied or shall be satisfied concurrently with the Closing or, with the consent of the Company, waived pursuant to the terms therein, and the acquisition contemplated by the Master Disposition Agreement shall be consummated concurrently with the Closing.

(ii) The Company shall have received the closing deliveries described in Section 2(e) hereof and each agreement included therein shall be in full force and effect.

(iii) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar qualifications) when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(iv) There shall not be in effect any Governmental Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(v) The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such parties by the Closing Date.

12. Support Amount Adjustment.

(a) Prior to the Closing Date, in accordance with the Liquidity Support Agreement, Delphi shall provide the Purchaser and the Investors with an estimate of: (i) the Net Funding Amount (as defined below) provided by the Purchaser under the Liquidity Support Agreement after August 17, 2009 until the Closing Date (“LSA Support Amount”); and (ii) amounts funded from the Borrowing Base Cash Collateral Account and the Incremental Borrowing Base Cash Collateral Account on or after August 1, 2009 pursuant to the Accommodation Agreement until the Closing Date, in each case of clauses (i) and (ii) above, such amounts will be limited to those allocable to and used in support of operations that will be acquired by the Company pursuant to the Master Disposition Agreement (but not, for the avoidance of doubt, amounts allocable to and used in support of other operations, including those to be acquired by the Purchaser) (the sum of all the foregoing, the “Estimated Support Amount”). In calculating the Estimated Support Amount, (i) to the extent that proceeds from Foreign Dividends (as defined in the Liquidity Support Agreement) are received by Delphi, such proceeds will be treated for purposes of this paragraph as being offset by the Net Funding Amount provided pursuant to the Liquidity Support Agreement from August 1, 2009 until August 17, 2009 and (ii) if any proceeds from such Foreign Dividends remain after satisfying the requirements of the immediately preceding clause (i), then such remaining amount shall be a reduction to the Estimated Support Amount and the Actual Support Amount (as defined below). The LSA Support Amount shall, under no circumstances, exceed $100 million for purposes of this Agreement. “Net Funding Amount” shall mean amounts funded less amounts repaid during the applicable period, plus the opening balance of Tranche C Available Funds (as defined in the Liquidity Support Agreement) on the starting date of the applicable period less the closing balance of Tranche C Available Funds on the ending date of the applicable period.

(b) The Class A Purchase Price payable at Closing will be decreased by the Estimated Support Amount. Within thirty (30) days following the Closing Date, the Company will deliver to the Purchaser and the Required Investors a detailed statement of the actual amounts funded in accordance with Section 12(a) above on the Closing Date (the “Actual Support Amount”). The Actual Support Amount shall be conclusive and binding upon the parties unless, within ten (10) days after delivery, the Purchaser or the Required Investors notify the Company in writing that either party disputes such calculation. If either party so disputes, the Company shall (i) permit such disputing party and/or its agents, at the disputing party’s expense, to audit the Company’s books and records relating to Actual Support Amount, and (ii) reasonably cooperate with the disputing party and its agents in any such audit activities in a timely manner. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, such agreed amount shall be the Actual Support Amount binding on the parties. If the parties do not reach agreement in resolving such dispute, the parties shall submit the dispute to a mutually satisfactory independent accounting firm for resolution, whose resolution shall be conclusive and binding on the parties.

(c) Upon final determination of the Actual Support Amount, if (i) the Actual Support Amount is less than the Estimated Support Amount, then the Purchaser shall promptly, but no later than five (5) business days after such final determination, pay the amount of such difference to the Company and (ii) the Actual Support Amount is greater than the Estimated Support Amount, then the Company shall promptly, but no later than five (5) business days after such final determination, pay the amount of such difference to the Purchaser.

13. Legend. If certificated, each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THAT CERTAIN AMENDED AND RESTATED OPERATING AGREEMENT OF DIP HOLDCO 3, LLC (THE “COMPANY”), DATED AS OF [                    ], 2009, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

14. Miscellaneous.

(a) Remedies. The Parties shall have all rights and remedies set forth in this Agreement and the other Ancillary Documents and all of the rights that the Parties have under applicable law. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Person having any rights under this Agreement may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(b) Termination.

(i) This Agreement may be terminated at the election of either the Purchaser or the Required Investors upon the termination of the Master Disposition Agreement, provided that if terminated by the Purchaser, the Purchaser is not and was not immediately prior the termination of the Master Disposition Agreement in breach or default of any of its obligations hereunder or under the Master Disposition Agreement, or if terminated by the Required Investors, the Investors and the Company are not and were not immediately prior the termination of the Master Disposition Agreement in breach or default of any of their respective obligations hereunder or under the Master Disposition Agreement.

(ii) In the event of termination by the Purchaser or the Required Investors, prompt written notice thereof shall be delivered to the other Parties and this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party except for the provisions of Section 14(a) (Remedies), this Section 14(b) (Termination), Section 14(c) (Expenses), Section 14(d) (Press Releases), Section 14(e) (Notices), Section 14(m) (Governing Law), Section 14(n) (Jurisdiction and Venue), Section 14(o) (Notice of Process) and Section 14(p) (Waiver of Jury Trial).

(c) Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred by, or on behalf of, such Party in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Documents to which the Purchaser is party and the satisfaction of the conditions precedent to the consummation of the transactions contemplated by this Agreement.

(d) Press Releases. Each of the Company, the Required Investors and the Purchaser will consult with each other before issuing, and provide the other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby or by the Master Disposition Agreement.

(e) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

if to the Company, to the address set forth below:

DIP Holdco 3, LLC

c/o Elliott Management Corporation

712 Fifth Avenue

New York, NY 10019

With copies to:

Silver Point Capital, L.P.

Two Greenwich Plaza

Greenwich, Connecticut 06830

Attn: Michael Gatto

Tel.: 203-542-4031

Fax: 203-542-4131

and

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attn: Glenn E. Siegel

Charles I. Weissman

Scott M. Zimmerman

Tel: (212) 698-3500

Fax: (212) 698-3599

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Marc A. Abrams, Esq.

Maurice M. Lefkort, Esq.

Tel.: (212) 728-8000

Fax: (212) 728-8111

if to the Purchaser, to the addresses set forth below:

General Motors Company

767 Fifth Avenue

14th Floor

New York, NY 10153

Attn: Director of Business Development

Fax: (212) 418-3623

and

General Motors Company

300 GM Renaissance Center

Detroit, MI 48265

Attn: General Counsel

Fax: (313) 665-4960

if to the Elliott, to the addresses set forth below:

Elliott Associates, L.P.

c/o Elliott Management Corporation

712 Fifth Avenue

New York, NY 10019

With copies to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attn: Glenn E. Siegel

Charles I. Weissman

Scott M. Zimmerman

Tel: (212) 698-3500

Fax: (212) 698-3599

if to the Silver Point, to the addresses set forth below:

Silver Point Capital Fund, L.P.

Silver Point Capital Offshore Fund, Ltd.,

c/o Silver Point Capital, L.P.

Two Greenwich Plaza

Greenwich, Connecticut 06830

Attn: Michael Gatto

Tel.: 203-542-4031

Fax: 203-542-4131

With copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Marc A. Abrams, Esq.

Maurice M. Lefkort, Esq.

Tel.: (212) 728-8000

Fax: (212) 728-8111

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy or facsimile, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day and (c) in the case of mailing, on the third Business Day following such mailing if sent by certified mail, return receipt requested.

(f) Successors and Assigns.

(i) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto except that (A) the Investors may assign their respective rights and obligations, in whole or in part, hereunder (x) to their Affiliates (provided that such Investor shall remain obligated to perform its obligations hereunder to the extent not performed by such Affiliates) and (y) and as set forth in Section 14(f)(ii) and (B) the Purchaser may assign its rights and obligations to its Affiliates provided that the Purchaser shall remain obligated to perform its obligations hereunder to the extent not performed by such Affiliates. Notwithstanding the foregoing, no assignment of the Investors’ obligations to make commitments under the Senior Loan Documents may be made pursuant to Section 14(f)(i)(A)(x) unless the Investor either provides the Company with a guarantee reasonably satisfactory to the Purchaser or such Affiliate qualifies as an Additional Lender (as defined below).

(ii) The Investors reserve the right and intend, prior to and after the closing of the transactions contemplated hereby, to syndicate all or a portion of their respective obligations to purchase Class B Securities and Notes and to provide a portion of the first lien credit facility pursuant to the Senior Loan Documents (collectively, the “Financings”) to one or more Additional Lenders. “Additional Lenders” shall mean (A) with respect to assignees of the Investors’ obligation to enter into the Senior Loan Documents, (w) any lender under the DIP Agreement as of the date hereof, (x) a commercial bank having total assets in excess of $1,000,000,000, (y) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Purchaser, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, and (z) any other Person reasonably satisfactory to the Purchaser; and (B) with respect to assignees of the Investors’ obligation to purchase Class B Securities and Notes, any Person. Each of Elliott and Silver Point shall (1) remain obligated to perform its obligation to purchase Class B Securities and Notes hereunder to the extent not performed by an Additional Lender at the Closing to which either of Elliott or Silver Point, as applicable, assigned such purchase obligations and (2) should any such Additional Lender fail to enter into the Senior Loan Documents at Closing, increase their commitments under the Senior Loan Documents by the commitment assigned to such Additional Lender, ratably among Elliott and Silver Point based on their commitments under the Senior Loan Documents. For the avoidance of doubt, upon the Closing, the Investors’ obligations hereunder with respect to assignments properly made under this Section 14(f) shall terminate and any assignments following Closing of Class B Securities and Notes and rights and obligations under the Operating Agreement, Note Documents and Senior Loan Documents shall be governed by the assignment provisions thereunder, rather than under this Agreement.

(iii) At least two (2) business days prior to the Closing Date, the Investors shall provide to the Company a true and correct list of (1) all Persons who have agreed to purchase Class B Securities and/or Notes and to provide a portion of the first lien credit facility pursuant to the Senior Loan Documents in accordance with Section 14(f)(ii) above indicating opposite each name the name and address of such Person, the number of Class B Securities, the principal amount of Notes to be purchased and the principal amount of loans to be provided pursuant to the Senior Loan Documents and (2) all DIP Lenders to receive cash under the Assignment Agreement setting forth opposite each name the amount of cash to be received and wire instructions.

(iv) Except as provided in Section 4(f), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

(g) Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Purchaser and the Required Investors. No other course of dealing between the Company, the Investors and the Purchaser or any delay in exercising any rights hereunder operate as a waiver of any rights of the Purchaser or Investors.

(h) Obligations of Investors Several. The obligations of the Investors hereunder to purchase the Class B Securities, to provide the Company with the credit facilities contemplated by the Senior Loan Documents, to purchase the Notes in accordance with the Note Documents and to comply with the other covenants hereunder are several and not joint. The failure of any Investor to comply with its obligations hereunder shall not relieve any other Investor of its corresponding obligation to do so, and (except as provided in Section 14(f) with respect to Assignees) no Investor shall be responsible for the failure of any other Investor to comply with its obligations hereunder.

(i) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchaser or the Investors or on their behalf.

(j) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(k) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the other Ancillary Documents to which the Purchaser and each of the Investors is a party embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

(l) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(m) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(n) Jurisdiction and Venue.

(i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court sitting in New York county or federal court of the United States of America sitting in New York county, and any appellate court presiding thereover, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any state or federal court sitting in New York county. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(o) Notice of Process. The parties hereto further agree that the notice of any process required by any such court in the manner set forth in Section 14(e) shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(p) Waiver of Jury Trial. THE COMPANY, THE PURCHASER AND THE INVESTORS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY, THE PURCHASER AND THE INVESTORS AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

(q) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

INVESTORS:

SILVER POINT CAPITAL FUND, L.P.

By:	Silver Point Capital General Partner, L.L.C., its general partner

By:	/s/ M. Gatto
Name:
Title:

SILVER POINT CAPITAL OFFSHORE FUND, LTD.

By:	Silver Point Capital, L.P., its Investment Manager

By:	/s/ M. Gatto
Name:
Title:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as General Partner, by Braxton Associates Inc., as General Partner

By:	/s/ Elliott Greenberg
Name:	Elliot Greenberg
Title:	Vice President

PURCHASER:

GENERAL MOTORS COMPANY

By:	/s/ Walter G. Borst
Name:	Walter G. Borst
Title:	Treasurer

COMPANY:

DIP HOLDCO 3, LLC

By:	/s/ Dave Miller
Name:	Dave Miller
Title:	Manager

DIP HOLDCO 3, LLC

By:	/s/ Michael Gatto Dave Miller
Name:	Michael Gatto
Title:	Manager

SCHEDULE I

EQUITY INVESTMENT COMMITMENT

Purchaser	Number of Class A Membership Interests	Number of Class B Membership Interests	Aggregate Purchase Price
Silver Point Capital Fund, L.P.	0	63,101	$63,101,000
Silver Point Capital Offshore Fund, Ltd.	0	114,149	$114,149,000
Elliott Associates, L.P.	0	177,250	$177,250,000
General Motors Company	1,750,000	0	$1,750,000,000,
			subject to adjustment in accordance with Section 12
TOTAL:	1,750,000	354,500

COMMITMENTS UNDER SENIOR LOAN DOCUMENTS

Lender	Total Commitment
Silver Point Capital Fund, L.P.	$89,000,000
Silver Point Capital Offshore Fund, Ltd.	$161,000,000
Elliott Associates, L.P.	$250,000,000
Total	$500,000,000

COMMITMENTS UNDER NOTE DOCUMENTS

Lender	Total Commitment
Silver Point Capital Fund, L.P.	$7,298,000
Silver Point Capital Offshore Fund, Ltd.	$13,202,000
Elliott Associates, L.P.	$20,500,000
Total	$41,000,000

SCHEDULE II

Capitalization

(Post-Closing)

1,750,000 Class A Membership Interests

354,500 Class B Membership Interests

Membership Interests to be issued to PBGC described in Section 8(d)

EXHIBIT A

OPERATING AGREEMENT

EXHIBIT B

SENIOR LOAN DOCUMENTS

EXHIBIT C

NOTE DOCUMENTS